Exhibit 10.4

Consulting Agreement

This Consulting Agreement (the “Agreement) is entered into effective the 3rd day of December, 2013, between Synergetics, Inc., a Nevada corporation (the “Company), and JEC Consulting Associates, LLC. a New York limited liability company (the “Consultant”) for the purpose of engaging the Consultant to advise and assist the Company in the management and operations of the Company.

1.      Services. The Consultant shall provide consulting and advisory services and assistance to the Company, including assistance in structuring financial transactions, and similar services, as well as supervising the maintenance of the corporate and financial books and records of the Company, and such other duties and functions as may be required or as directed by the Board of Directors of the Company.

2.      Additional Services. It is understood and agreed that this agreement and the Services to be provided hereunder are to be provided to the Company, and that any services, consulting, advice or other work performed or to be performed for any affiliated company, acquisition target or other entity by Consultant or any agent or representative of Consultant at the request of the Company or its affiliates shall be the subject of a separate consulting agreement with such portfolio company, acquisition target or other entity.

3.      Confidentiality of Services. Introductions to and use of professionals and other consultants made by the Consultant will be considered exclusive for purposes of this Agreement. Documents prepared by Consultant in connection with this Agreement and the services provided shall not be disclosed or given to third parties, without prior approval from Consultant, except as required by SEC rules and regulations relating to filing and disclosure or otherwise required to be disclosed by law or administrative or judicial process. Notwithstanding the foregoing, any corporate document (minutes, committee charter, policy statement, etc.) once adopted by the Company shall not be confidential information and may be disclosed by the Company as it deems appropriate.

4.      Information provided by the Company. In connection with Consultant’s activities hereunder, the Company will furnish the Consultant and its counsel upon request with all material and information regarding the business and financial condition of the Company and its business plans available to the Company (all such information so furnished being the “Information”). The Consultant will perform due diligence based on the Information; however, the Company recognizes and confirms that the Consultant: (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information as may be obtained as part of the Consulting Services; (c) will not make an appraisal of any securities or assets of the Company or any Company; and (d) retains the right to continue to perform due diligence during the course of the engagement. The Consultant agrees to keep the Information confidential, so long as it is and remains non-public, unless disclosure is required by law or is requested by any government or regulatory agency or body, and the Consultant will not make use thereof, except in connection with services provided hereunder for the Company.

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5.      Compensation. As compensation for the Consulting Services rendered and to be rendered hereunder by the Consultant, the Company agrees to pay to the Consultant the sum of $5,000 per month for a period of two (2) years, commencing December, 2013, payable monthly on the 15th of each month. Any out of pocket expenses incurred by Consultant for travel, telephone, postage, and other items shall be reimbursed by the Company, on presentation of an expense report and receipts for such expenses. Compensation for any period after the initial year term of this Agreement shall be as then agreed by the parties. It is understood and agreed that the Services provided under this Agreement are not the exclusive services of Consultant and that Consultant, through its agents and employees, may provide similar and other services to other unrelated or related parties, without regard to the time allocated to the Services and any services rendered to other parties. It is further understood that the Compensation provided for herein is separate from and does not include any Additional Services described in Paragraph 2 of this Agreement.

6.      Term and Termination. The initial term of this Agreement shall be for two (2) years from the date of execution; however, the term shall be extended automatically at the end of each twenty-four (24 month period for an additional twenty-four (24) month period, unless and until terminated as provided herein. This Agreement may not be assigned by a party without the consent of the other party. The Company with thirty days prior written notice, without cause, may terminate this engagement at any time after the end of the first twenty-four months of the term of this Agreement, (except for Schedule A and Sections 9, and 11 of this Agreement which shall remain in full force and effect), provided however, that the Compensation provided for herein shall continue for shorter of (i) the balance of the contract period or (ii) twelve(12) months notwithstanding any termination, except Compensation shall cease sixty days after notice if such termination is for willful misfeasance, bad faith or gross negligence in the performance of the Consultant’s duties, or by reason of the reckless disregard of the Consultant’s duties and obligations under this Agreement. Payment of this termination provision is payable on termination. The Consultant may terminate this contract with sixty (60) day notice.

7.      Use of Advice. No advice rendered by the Consultant in connection with the services performed by the Consultant pursuant to this Agreement will be quoted by either party hereto, nor will any such advice be referred to in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by such party or any person or corporation controlling, controlled by or under common control with such party or any director, officer, employee, agent or representative of any such party, without the prior written authorization of all parties hereto, except to the extent required by law or compelled by judicial, administrative or regulatory process (in which case the appropriate party shall so advise the other in writing prior to such use and shall consult with the other with respect to the form and timing of disclosure), provided that the foregoing shall not prohibit appropriate internal communication or reference with respect to such advice internally within such parties.

8.      Representations and Warranties.

a.            The Company represents and warrants to the Consultant

(i)	that this Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due execution by the Consultant, constitutes a legal, valid and binding Agreement of the Company enforceable against the Company in accordance with its terms. The Company represents that, to the best of its knowledge, the Information will not, when delivered to Consultant specifically for inclusion in regulatory filings, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. The Company agrees to advise the Consultant promptly of the occurrence of any event or any other change prior to any filing known to it which results in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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(ii)	Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(iii)	Authorization. The Company has full power, legal capacity and authority to enter into this Agreement, and to perform all of its obligations hereunder. This Agreement has been effectively authorized by all necessary action, corporate or otherwise, on the part of the Company, which authorizations remain in full force and effect, has been duly executed and delivered by the Company, and no other proceedings on the part of the Company are required to authorize this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable with respect to the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws of court decisions relating to or affecting generally the enforcements of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the performance by the Company of the services contemplated hereby, or compliance with any of the provisions hereof, will violate any judgment, order, injunction, decree, statute, rule applicable to the Company or the transactions or services contemplated hereby. No authorization, consent or approval of any public body of authority or any third party is necessary for the Company to perform the services contemplated by this Agreement.

(iv)	No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors or principal stockholders of the Company in connection with the business, operations or affairs of the Company, which might result in any adverse change in the business of the Company, or which might prevent the Company from undertaking the obligations contemplated by this Agreement.

(iv)	Compliance with Law and Government Regulations. The Company is in compliance, and during the term of this Agreement will be in compliance, with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, which the Company is subject. Without limiting the generality of the foregoing, the services contemplated by this Agreement does not and will not: (a) involve effecting transactions in any security, or inducing, attempting to induce the purchase or sale of any security which would require the Company or its officers or employees to register under the Securities Exchange Act of 1934, as amended; (b) activities which would require the Company or its agents to register under the Investment Advisors Act of 1940, as amended; or (c) activities which would under state regulation relating to broker-dealers or investment advisors require registration or licensing, unless the Company satisfies any such requirements.

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b.            The Consultant represents and warrants to the Company that:

(i)	Organization. The Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

(ii)	Authorization. The Consultant has full power, legal capacity and authority to enter into this Agreement, and to perform all of its obligations hereunder. This Agreement has been effectively authorized by all necessary action, corporate or otherwise, on the part of the Consultant, which authorizations remain in full force and effect, has been duly executed and delivered by the Consultant, and no other corporate proceedings on the part of the Consultant are required to authorize this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Consultant and is enforceable with respect to the Consultant in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws of court decisions relating to or affecting generally the enforcements of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the performance by the Consultant of the services contemplated hereby, or compliance with any of the provisions hereof, will violate any judgment, order, injunction, decree, statute, rule applicable to the Consultant or the transactions or services contemplated hereby. No authorization, consent or approval of any public body of authority or any third party is necessary for the Consultant to perform the services contemplated by this Agreement.

(iii)	No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of the Consultant’s knowledge, threatened against or affecting the Consultant at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors or principal stockholders of the Consultant in connection with the business, operations or affairs of the Consultant, which might result in any adverse change in the business of the Consultant, or which might prevent the Consultant from performing the services contemplated by this Agreement.

(iv)	Compliance with Law and Government Regulations. The Consultant is in compliance, and during the term of this Agreement will be in compliance, with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, which the Consultant is subject. Without limiting the generality of the foregoing, the services contemplated by this Agreement does not and will not: (a) involve effecting transactions in any security, or inducing, attempting to induce the purchase or sale of any security which would require the Consultant or its officers or employees to register under the Securities Exchange Act of 1934, as amended; (b) activities which would require the Consultant or its agents to register under the Investment Advisors Act of 1940, as amended; or (c) activities which would under state regulation relating to broker-dealers or investment advisors require registration or licensing.

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9       Indemnity.

In partial consideration of the services to be rendered hereunder, the Company agrees to indemnify the Consultant in accordance with Schedule A attached hereto.

10.    Conditions of Engagement. It is understood that the execution of this Agreement shall not be deemed or construed as obligating the Consultant to place or arrange any financing for the Company. It is further understood and agreed that Consultant, and any agent or representative of Consultant providing services under this Agreement, shall be an independent contractor, and shall not be considered an employee or elected officer of the Company.

11.    Survival of Certain Provisions. The indemnity and contribution agreement contained in Schedule A to this Agreement and the representations and warranties of the Company and Consultant contained in Section 8 of this Agreement shall remain operative and in full force and effect regardless of: (a) any investigation made by or on behalf of Consultant, or any person controlling it, (b) completion of any financing, (c) the resignation of the Consultant or any termination of the Consultant’s services or (d) any termination of this Agreement, and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Consultant, and the indemnified parties.

12.    Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered as follows:

if to the Company, at

Synergetics, Inc.

11 Preswick Drive

Medford, NJ 08055

Telephone (609) 654-1715

Email: mwiechnik@SynergeticsGlobal.com

if to Consultant, at:

JEC Consulting Associates, LLC.

6 Forest Ridge Road

Nyack, NY 10960

Telephone: 917 273-3646

Facsimile: (917) 591-6747

or at such other address as such person may hereafter give notice to the others.

13.    Counterparts. This Agreement may be executed in two or more counterparts and the counterparts, when executed, shall constitute a single, enforceable document. The signature on counterparts may be transmitted by fax, with documents so transmitted having the same force and effect as the executed originals.

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14.    Third Party Beneficiaries. This Agreement has been made and is made solely for the benefit of the Company, the Consultant and the other Indemnified Persons referred to in Schedule A hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

15.    Construction. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof should they exist, and shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law, and shall be enforced in any applicable court in the State of New York, except as otherwise provided in Section 18 below.

16.    Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

17.    Amendment. This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

18.    Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration on the following terms:

a.	It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other party together with particulars of the matter in dispute. On the expiration of such five business days the party who gave such notice may proceed to refer the dispute to arbitration as provided for below.

b.	The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the rules for commercial arbitration of the American Arbitration Association. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with the rules for commercial arbitration of the American Arbitration Association and shall be conducted in the State of New York. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the rules for commercial arbitration of the American Arbitration Association or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

c.	The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them, and there shall be no appeal from such award.

d.	Any award in the arbitration shall be limited to actual contractual damages, and there shall be no award of consequential or punitive damages, attorneys’ fees or other expenses. Each party expressly waives and disclaims the right to a jury trial relating to or arising out of this Agreement and expressly accepts the arbitration procedure set forth herein as the sole means of resolving any disputes or disagreements.

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19.    Legal Services. The Consultant when retained may be recommending and referring legal counsel to assist with the services to be performed under this Agreement and the Company understands and agrees that the Consultant and its agents and employees are not performing independent legal services for the Company.

Executed and delivered by the undersigned, intending to be bound thereby, as of and effective on the date above.

Consultant:

JEC Consulting Associates, LLC

By:	/s/ Jan E. Chason	Date: December 3, 2013
Managing Director

Company:

Synergetics, Inc.

By:	/s/ Michael R. Wiechnik	Date: December 3, 2013
Michael R. Wiechnik
Title:	CEO & President

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SCHEDULE A

This Schedule A is a part of the Consulting Agreement (the “Agreement”) dated February 7, 2013 between SYNERGETICS, INC. (the “Company”) and JEC CONSULTING ASSOCIATES, LLC (the “Consultant”). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

Since the Consultant will be acting on behalf of the Company in connection with the transaction contemplated by the Agreement, and as part of the consideration for the Agreement of the Consultant to furnish services pursuant to such Agreement, the Company agrees to indemnify and hold harmless the Consultant, and other Persons controlling or employed by the Consultant, or any of their respective affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and under the Investment Company Act of 1940, and the respective agents, employees, officers, directors, partners, counsel and shareholders of Consultant and such Persons (the Consultant and each such other Person or entity being referred to as an “Indemnified Person”) to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions taken in respect thereof) related to or arising out of (i) actions taken or omitted to be taken by the Company or Consultant, their affiliates, employees or agents (other than an Indemnified Person), (ii) actions taken or omitted to be taken by an Indemnified Person (including acts or omissions constituting ordinary negligence) pursuant to the terms of, or in connection with services rendered pursuant to and in accordance with the terms of, the Agreement or any transaction or proposed transaction contemplated thereby or any Indemnified Person’s role in connection therewith, provided, however, that the Company shall not be responsible for any losses, claims, damages, liabilities or expenses to the extent that it is finally judicially determined that they result solely from actions taken or omitted to be taken by such Indemnified Person which constitute willful misconduct or to be due to such Indemnified Person’s gross negligence, and (iii) any untrue statement or alleged untrue statement of a material fact contained in the Information provided to the Consultant in writing specifically for inclusion in regulatory filings or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except that the indemnity obligations arising hereunder in respect of losses, claims, damages, liabilities or expenses asserted by any purchaser and related to or arising out of alleged omissions or misstatements of material facts in the Information shall not inure to the benefit of any Indemnified Person to the extent that the Company shall have requested the Consultant to deliver, and the Consultant shall have failed to deliver, to such offeree or purchaser an amendment or supplement to the Information prepared by the Company and provided to the Consultant not less than one full business day prior to the offer or sale to such purchaser, if the untrue statement of a material fact from such Information was correct in such amendment or supplement thereto. Notwithstanding any of the indemnification or contribution provisions contained herein, the Company shall not be required to make reimbursement or payment of any settlement, or any expenses or cost incurred in connection therewith, effected without the Company’s prior written consent, which consent shall not be unreasonably withheld.

Each Indemnified Person shall give prompt written notice to the Company after the receipt by such Indemnified Person of any written notice of the commencement of any action, suit or proceeding for which such Indemnified Person will claim indemnification or contribution pursuant to this Agreement. The Company shall have the right, exercisable by giving written notice from such Indemnified Person with 20 business days after the receipt of written notice from such Indemnified Person of such commencement, to assume, at their expense, the defense of any such action, suit or proceeding; provided, however, that an Indemnified Person shall have the right to employ counsel in any such action, suit or proceeding, and to participate in the defense thereof, but the fees and expenses of such counsel then shall be at the expense of such Indemnified Person unless: (i) the Company fails to assume the defense of such action, suit or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Person in any such action, suit or proceeding; or (ii) the Company and such Indemnified Person shall have been advised by counsel that there may be one or more defenses available to such Indemnified Person which are different from or additional to those available to the Company or another Indemnified Person, as the case may be (in which case, if such Indemnified Person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnified Person); it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceeding arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time acting for all Indemnified Persons in any one jurisdiction.

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If for any reason (other than the willful misconduct or gross negligence of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company, to the extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities losses, damages or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Consultant on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand and by the Consultant on the other, but also the relative fault of the Company and the Consultant, as well as any relevant equitable considerations. Notwithstanding the provisions, the aggregate contribution of all Indemnified Persons to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by the Consultant pursuant to the Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and the Consultant on the other with respect to any transaction or proposed transaction contemplated by the Agreement shall be deemed to be in the same proportion as (i) the gross proceeds of the transaction bears to (ii) the fees paid to the Consultant with respect to such transaction.

The relative fault of the Company on the one hand and the Consultant on the other with respect to the transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Consultant, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Person shall have any liability to the Company or any other officer, director, employee or affiliate thereof in connection with the services rendered pursuant to the Agreement except for any liability for claims, liabilities, losses or damages finally judicially determined to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person (constituting willful misconduct) or as a result of gross negligence and except for breeches or violations by the Consultant of its obligations under the Agreement. The Indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, (ii) shall apply to any modification of the Consultant’ engagement and shall remain in full force and effect following the completion or termination of the Agreement, (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consultant or any other Indemnified Person and (iv) shall be binding on any successor or assign of the Company and successors or assigns to all or substantially all of the Company’s business and assets.

In addition, the Company agrees to reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person (upon receipt by the Company from such Indemnified Person of any undertaking by such Indemnified Person promptly to repay to the Company any such reimbursement upon a final judicial determination that such Indemnified Person is not entitled to Indemnification pursuant to the proceeding paragraphs) in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party.

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